Exhibit 99

Jefferies Reports Fiscal Second Quarter 2013 Financial Results

NEW YORK & LONDON--(BUSINESS WIRE)--June 18, 2013--Jefferies Group LLC today announced financial results for its fiscal second quarter 2013.

Highlights for the three months ended May 31, 2013:

  Net revenues of $646 million
  Net earnings of $42 million
  Investment banking net revenues of $277 million
  Trading revenues of $359 million

Richard B. Handler, Chairman and Chief Executive Officer of Jefferies, commented: “Our results reflect improved performance in our core equity sales and trading business, and the continued durability of our investment banking efforts. By contrast, there was a significant slowdown in fixed income activity during March and April, that offset better fixed income results in May. Concerns about the tapering of the Federal Reserve's Quantitative Easing programs led to subdued fixed income secondary volumes and opportunities, particularly when compared to our exceptionally strong first quarter performance. There were no meaningful trading losses during the quarter and the fixed income trading environment can best be characterized as 'tepid and cautious'. Our investment in Knight Capital was marked down by $6 million, reflecting the change in the Knight stock price in the second quarter. Second quarter investment banking performance was respectable and momentum appears to be building for our third and fourth quarters, as our backlog is strong and improving.”

Peregrine C. Broadbent, Chief Financial Officer of Jefferies commented: “As the table below shows, every balance sheet, capital, liquidity and other risk metric continues to demonstrate our prudent risk management philosophy. At period end our gross leverage ratio, excluding the impact of the Leucadia purchase accounting, was 9.51 times equity and Level 3 assets were $502 million and remain at about 3% of inventory. Without Knight, there was 1 day where a trading loss occurred during the quarter.”

	Successor May 31, 2013	Predecessor February 28, 2013
Total assets, excluding goodwill and intangibles[1]	$ 37.0 billion	$ 37.4 billion
Tangible member's/common shareholders' equity[1]	$ 3.17 billion	$ 2.95 billion
Liquidity buffer[1]	$ 5.2 billion	$ 4.7 billion
Level 3 assets	$ 502 million	$ 565 million
Average VaR[2]	$ 8.77 million	$ 9.27 million
Average VaR excluding Knight Capital holdings[2]	$ 5.77 million	$ 5.99 million

1 This represents a non-GAAP measure. Refer to the Financial Highlights table on page 5 and related footnotes.
2 This measure is reflected on a period basis.

On March 1, 2013, Jefferies Group, Inc. (the “Predecessor Company”), in connection with our merger with Leucadia National Corporation (“Leucadia”), converted into a limited liability company, Jefferies Group LLC (the ”Successor Company”) and became a wholly-owned subsidiary of Leucadia. The acquisition method of accounting, which involves recording all of our assets and liabilities at their fair values on the merger date, has been pushed down to form a new accounting basis for the Successor Company.

Our revenues, expenses and net earnings for the second quarter of 2013 are impacted by the following acquisition accounting related items:

  Revenues include an additional $27 million of positive net interest income due to the amortization of premiums arising upon adjusting our long-term debt to fair value and the assumption of our mandatorily redeemable convertible preferred stock by Leucadia.
  Non Compensation expenses include the following items for an additional cost of $17 million. Rent expense includes additional costs of $2 million upon recognizing existing leases at their current market value. Other expenses include $6 million of incremental amortization expense associated with intangible assets and internally developed software recognized at the merger date and $9 million in merger-related investment banking and filing fees.3
  As required by GAAP, compensation expense includes $5 million of additional amortization cost related to the acquisition-related write-up of the cost of outstanding share-based awards which had future service requirements at the merger date -- they were written up from their initial grant date fair value to the merger date (March 1) share value.

Rent expense for the three months ended May 31, 2013 includes a $7 million charge associated with relocating certain London office space.

The above items have the effect of increasing income tax expense by $1 million. Without the impact of these items, our effective tax would have been 36.1% or 2.2% lower.

Also, the compensation and revenue items above had the effect of reducing the compensation ratio from 59.6% to 57.8%. Our total headcount at May 31, 2013, was 3,785, down slightly from three months before and consistent with our goals of driving operating leverage through growth in our market share, coupled with cost containment. Our total headcount has remained relatively constant since our Bache acquisition in July 2011.

In addition, the three months ended May 31, 2013 is the final period that will reflect third party interests in our High Yield Joint Venture. Mandatorily redeemable preferred interests were redeemed on April 1, 2013 and the interest on mandatorily redeemable preferred interests from the beginning of the quarter until redemption date was $3.4 million. This line item will be eliminated going forward. Non-controlling interests in Jefferies High Yield Holdings LLC were redeemed on March 1, 2013. Our second quarter includes 100% of the results of our high yield business subsequent to these redemptions, but for the aforementioned interest expense.

The financial tables attached should be read in connection with our Quarterly Report on Form 10-Q for the quarter ended February 28, 2013 and our Annual Report on Form 10-K for the year ended November 30, 2012.

Jefferies, the global investment banking firm focused on serving clients for over 50 years, is a leader in providing insight, expertise and execution to investors, companies and governments. The firm provides a full range of investment banking, sales, trading, research and strategy across the spectrum of equities, fixed income, foreign exchange, futures and commodities, and also select asset and wealth management strategies, in the Americas, Europe and Asia. Jefferies Group LLC is a wholly-owned subsidiary of Leucadia National Corporation (NYSE: LUK), a diversified holding company.

3 It was recently determined that pre-tax non-compensation expenses for the first quarter ended 28 February 2013, were overstated by $8.5 million. Professional services expense should have been $24.1 million not $32.6 million, as previously reported. The professional service fees related to the Leucadia merger were incorrectly accrued for in the quarter ended February 28, 2013, and not on March 1, 2013 when the transaction was completed. This had the effect of understating net income by approximately $5.3 million for the three month period ended February 28, 2013 and we have revised first quarter earnings to $80.1 million accordingly. We evaluated the effects of this error and concluded that it is not material to the previously issued Quarterly Report on Form 10Q for the three month period ended February 28, 2013. Nevertheless, we revised our consolidated net income for the three month period ended February 28, 2013 (below) to correct for the effect of this error and appropriately reflected the $8.5 million of professional service fees as an expense in the three month period ended May 31, 2013. We will reflect this revision in future filings. The adjustment had an inconsequential impact on the Statement of Financial Condition as of February 28, 2013.

JEFFERIES GROUP LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in Thousands)
(Unaudited)

	Successor	Predecessor
	Three Months Ended	Three Months Ended	Three Months Ended
	May 31, 2013	February 28, 2013 (1)	May 31, 2012

Revenues:
Commissions	$146,848	$131,083	$121,796
Principal transactions	138,506	300,278	215,962
Investment banking	277,134	288,278	296,963
Asset management fees and investment income from managed funds	10,527	10,883	1,898
Interest income	258,665	249,277	271,602
Other revenues	26,245	27,004	37,851
Total revenues	857,925	1,006,803	946,072
Interest expense	211,463	203,416	235,041
Net revenues	646,462	803,387	711,031
Interest on mandatorily redeemable preferred interests of consolidated subsidiaries	3,368	10,961	4,456
Net revenues, less mandatorily redeemable preferred interests	643,094	792,426	706,575

Non-interest expenses:
Compensation and benefits	373,880	474,217	423,541
			-
Non-compensation expenses:
Floor brokerage and clearing fees	32,991	30,998	32,921
Technology and communications	63,839	59,878	60,329
Occupancy and equipment rental	32,225	24,309	24,940
Business development	22,732	24,927	22,379
Professional services	29,519	24,135	17,296
Other	18,720	14,475	18,587
Total non-compensation expenses	200,026	178,722	176,452
Total non-interest expenses	573,906	652,939	599,993
Earnings before income taxes	69,188	139,487	106,582
Income tax expense	26,477	48,645	38,203
Net earnings	42,711	90,842	68,379
Net earnings attributable to noncontrolling interests	738	10,704	4,881
Net earnings attributable to Jefferies Group LLC/ common shareholders	$41,973	$80,138	$63,498

Compensation and benefits / Net revenues	57.8%	59.0%	59.6%

Effective tax rate	38.3%	34.9%	35.8%

(1) Our consolidated net income for the three months ended February 28, 2013 reflects an adjustment of $5.3 million, after tax, to correct for the effect of an overstatement of professional service fees of $8.5 million relating to the Leucadia merger. We evaluated the effects of this error and concluded that it is not material to the previously issued Quarterly Report on Form 10Q for the three month period ended February 28, 2013. Nevertheless, we revised our consolidated net income for the three month period ended February 28, 2013 to correct for the effect of this error and appropriately reflected the $8.5 million of professional service fees as an expense in the three month period ended May 31, 2013.

JEFFERIES GROUP LLC AND SUBSIDIARIES
SELECTED STATISTICAL INFORMATION
(Amounts in Thousands, Except Other Data)
(Unaudited)

	Quarter Ended
	Successor	Predecessor
	May 31,	February 28,	May 31,
	2013	2013	2012
Revenues by Source
Equities	$145,525	$167,354	$119,570
Fixed Income	213,276	336,872	292,600
Other	-	-	-
Total	358,801	504,226	412,170

Equity	53,564	61,380	55,623
Debt	133,714	140,672	132,429
Capital markets	187,278	202,052	188,052
Advisory	89,856	86,226	108,911
Investment banking	277,134	288,278	296,963

Asset management fees and investment loss from managed funds:
Asset management fees	11,332	11,083	7,979
Investment loss from managed funds	(805)	(200)	(6,081)
Total	10,527	10,883	1,898
Net revenues	646,462	803,387	711,031
Interest on mandatorily redeemable preferred interests of consolidated subsidiaries	3,368	10,961	4,456
Net revenues, less mandatorily redeemable preferred interests	$643,094	$792,426	$706,575

Other Data
Number of trading days	64	60	64

Average firmwide VaR (in millions) (1)	$8.77	$9.27	$8.83
Average firmwide VaR excluding Knight Capital (in millions) (1)	$5.77	$5.99	N/a

(1) VaR is the potential loss in value of our trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of the calculation of VaR, see "Value at Risk" in Part II, Item 7 "Management's Discussion and Analysis" in our Annual Report on Form 10-K for the year ended November 30, 2012.

JEFFERIES GROUP LLC AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Amounts in Millions, Except Where Noted)
(Unaudited)

	Quarter Ended
	Successor	Predecessor
	May 31,	February 28,	May 31,
	2013	2013 (A)	2012

Results:
Net earnings attributable to Jefferies Group LLC / common shareholders (in thousands)	$41,973	$80,138	$63,498
Pretax operating margin	10.8%	17.6%	15.1%
Effective tax rate	38.3%	34.9%	35.8%

Financial position:
Total assets (1)	$38,934	$37,800	$35,717
Average total assets for quarter (1)	$47,151	$45,418	$43,849
Average total assets less goodwill and intangible assets for quarter (1)	$45,161	$45,039	$43,467

Cash and cash equivalents (1)	$3,403	$3,018	$2,358
Cash and cash equivalents and other sources of liquidity (1) (2)	$5,187	$4,726	$3,379
Cash and cash equivalents and other sources of liquidity - % total assets (1) (2)	13.3%	12.5%	9.5%
Cash and cash equivalents and other sources of liquidity - % total assets less goodwill and intangible assets (1) (2)	14.0%	12.6%	9.6%

Financial instruments owned (1)	$15,270	$16,414	$15,018
Goodwill and intangible assets (1)	$1,982	$380	$381

Total equity (including noncontrolling interests)	$5,191	$3,688	$3,641
Total member's / common stockholders' equity	$5,154	$3,332	$3,310
Tangible member's / common stockholders' equity (3)	$3,172	$2,952	$2,929

Level 3 financial instruments:
Level 3 financial instruments owned (1) (4)	$447	$505	$484
Level 3 financial instruments owned - % total assets (1)	1.1%	1.3%	1.4%
Level 3 financial instruments owned - % total financial instruments owned (1)	2.9%	3.1%	3.2%
Level 3 financial instruments owned - % tangible member's / common stockholders' equity (1)	14.1%	17.1%	16.5%

Other data and financial ratios:
Total capital (1) (5)	$11,266	$9,624	$8,541
Leverage ratio (1) (6)	7.5	10.2	9.8
Adjusted leverage ratio (1) (7)	9.9	10.4	9.1
Tangible gross leverage ratio (1) (8)	11.6	12.7	12.1
Leverage ratio - excluding merger impacts (1) (9)	9.5	N/A	N/A

Number of trading days	64	60	64

Average firmwide VaR (10)	$8.77	$9.27	$8.83
Average firmwide VaR excluding Knight Capital (10)	$5.77	$5.99	N/A

Number of employees, at quarter end	3,785	3,841	3,809

Compensation and benefits / Net revenues	57.8%	59.0%	59.6%

(A) Our consolidated net income for the three months ended February 28, 2013 reflects an adjustment of $5.3 million, after tax, to correct for the effect of an overstatement of professional service fees of $8.5 million relating to the Leucadia merger. We evaluated the effects of this error and concluded that it is not material to the previously issued Quarterly Report on Form 10Q for the three month period ended February 28, 2013. Nevertheless, we revised our consolidated net income for the three month period ended February 28, 2013 to correct for the effect of this error and appropriately reflected the $8.5 million of professional service fees as an expense in the three month period ended May 31, 2013.

Footnotes

(1)	This amount represents a preliminary estimate as of the date of this earnings release and may be revised in our Quarterly Report on Form 10-Q for the period ended May 31, 2013.

(2)	As of May 31, 2013, other sources of liquidity include liquidity maintained by our U.K. broker-dealer pursuant to FCA requirements consisting of high quality sovereign government securities of $266 million, reverse repurchase agreements collateralized by such securities of $955 million; an estimate of the amount of additional secured financing that could be reasonably expected to be obtained from our financial instruments that are currently not pledged at reasonable financing haircuts and additional funds available under the committed senior secured revolving credit facility available for working capital needs of Jefferies Bache of $562 million.

(3)	Tangible member's / common stockholders’ equity (a non-GAAP financial measure) represents total member's / common stockholders’ equity less goodwill and identifiable intangible assets. We believe that tangible member's / common stockholders' equity is meaningful for valuation purposes, as financial companies are often measured as a multiple of tangible member's / common stockholders' equity, making these ratios meaningful for investors.

(4)	Level 3 financial instruments represent those financial instruments classified as such under ASC 820, accounted for at fair value and included within Financial instruments owned.

(5)	As of May 31, 2013, total capital includes our long-term debt of $6,151 million and total equity. As of February 28, 2013 and May 31, 2012 total capital includes our long-term debt, mandatorily redeemable convertible preferred stock, mandatorily redeemable preferred interest of consolidated subsidiaries and total equity. Long-term debt included in total capital at May 31 and February 28, 2013 and May 31, 2012 is reduced by amounts outstanding under the revolving credit facility.

(6)	Leverage ratio equals total assets divided by total equity.

(7)	Adjusted leverage ratio (a non-GAAP financial measure) equals adjusted assets divided by tangible total equity, being total equity less goodwill and identifiable intangible assets. Adjusted assets (a non-GAAP financial measure) equals total assets less securities borrowed, securities purchased under agreements to resell, cash and securities segregated, goodwill and identifiable intangibles plus financial instruments sold, not yet purchased (net of derivative liabilities). As of May 31, 2013, February 28, 2013 and May 31, 2012 adjusted assets were $31,642 million, $34,343 million and $29,723 million, respectively. We believe that adjusted assets is a meaningful measure as it excludes certain assets that are considered of lower risk as they are generally self-financed by customer liabilities through our securities lending activities.

(8)	Tangible gross leverage ratio (a non-GAAP financial measure) equals total assets less goodwill and identifiable intangible assets divided by tangible member's / common stockholders' equity. The tangible gross leverage ratio is used by Rating Agencies in assessing our leverage ratio.

(9)	Leverage ratio - excluding merger impacts (a non-GAAP financial measure) equals total assets less the increase in goodwill and asset fair values in acquisition accounting of $1,949 million less amortization of $7.7 million during the current quarter on assets recognized at fair value in acquisition accounting divided by the sum of total equity less $1,302 million, being the increase in equity arising from merger consideration of $1,427 million excluding the $125 million attributable to the assumption of our preferred stock by Leucadia, and less the impact on equity due to amortization of $8.3 million on assets and liabilities recognized at fair value in acquisition accounting.

(10)	VaR is the potential loss in value of our trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of the calculation of VaR, see "Value at Risk" in Part II, Item 7 "Management's Discussion and Analysis" in our Annual Report on Form 10-K for the year ended November 30, 2012.

JEFFERIES GROUP LLC AND SUBSIDIARIES
ADJUSTED BALANCE SHEET - POST MERGER
(Amounts in Millions)
(Unaudited)

		Impact of Leucadia Merger			Impact of High Yield Reorganization
	February 28,	Net		Opening Balance	Net		Adjusted
	2013 ((1))	Adjustments		March 1, 2013	Adjustments		Balance	May 31, 2013
Assets
Cash and cash equivalents	$3,018			$3,018	$(356)	(F)	$2,662	$3,403
Goodwill	367	(367)	(A)	-			-
		1,708	(A)	1,708			1,708	1,705
Financial and remaining assets	34,415	608	(B)	35,023			35,023	33,826
Total assets	37,800			39,749			39,393	38,934

Liabilities
Long term debt	$5,712	642	(C)	$6,354			$6,354	$6,151
Mandatorily redeemable convertible preferred stock	125	(125)	(D)	-			-	-
Mandatorily redeemable preferred interests of consolidated subsidiaries	359			359	(359)	(G)	-	-
Financial and remaining liabilities	27,916	4		27,921			27,921	27,592
Total liabilities	34,112			34,634			34,275	33,743

Stockholders' equity
Total member's equity	3,332	1,427	(E)	4,759	359	(G)	5,118	5,154
Non controlling interest	356			356	(356)	(F)	-	37
Total equity	3,688			5,115			5,118	5,191
Liabilities and member's equity	$37,800			$39,749			$39,393	$38,934
(A)	Previously existing goodwill of $367 million is eliminated upon the merger. The merger resulted in goodwill of $1.7 billion attributed to the following:

	(in billions)
	Goodwill generated
	Purchase price	4.7
	Prior book value	3.3
	Net excess/increase to equity	1.4
	Net fair value and other adjustments	0.3	*
		1.7

	* Net fair value and other adjustments reflects the sum of the net acquisition accounting adjustments to record identifiable assets and liabilities on the merger date at their fair values (excluding any new goodwill recognized).

(B)	The net increase in financial and all other assets is attributed primarily to the recognition of the Jefferies trade name intangible asset of $131 million, customer relationship intangible assets of $136 million and a net increase in deferred tax assets of $309 million.

(C)	Amount reflects an acquisition accounting adjustment to record Jefferies long-term debt at fair value at the merger date.

(D)	Pursuant to the terms of the merger agreement, the outstanding mandatorily redeemable convertible preferred stock was exchanged for Leucadia preferred shares. The assumption by Leucadia of the preferred stock is considered part of the purchase price and results in an increase in member's equity.

(E)	The change in member's equity reflects the merger price consideration of $4.7 billion. The merger price consideration consists of 1) the fair value of Leucadia common shares issued to prior Jefferies shareholders on the merger date of $3.3 billion, 2) the fair value of existing Jefferies common shares already owned by Leucadia on the merger date, 3) Leucadia's assumption of Jefferies mandatorily redeemable convertible preferred stock and 4) Leucadia's assumption of vested share-based awards granted by Jefferies in prior periods.

(F)	Cash utilized to redeem third party noncontrolling interests in Jefferies High Yield Joint Venture.

(G)	Mandatorily redeemable preferred interests in consolidated subsidiaries held by Leucadia in connection with the High Yield Joint Venture were redeemed. Leucadia contributed the redemption as additional capital to Jefferies Group LLC.

(1)	Our consolidated net income for the three month period ended February 28, 2013 reflect an adjustment of $5.3 million, after tax, to correct for the effect of an overstatement of professional service fees of $8.5 million relating to the Leucadia merger. The adjustment had an inconsequential impact on the Statement of Financial Condition as of February 28, 2013.

CONTACT:
Jefferies Group LLC
Peregrine C. Broadbent, 212-284-2338
Chief Financial Officer